                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Roadway Services, Inc. for the Registration of 225,000 shares of its Common Stock and to the incorporation by reference therein of our reports dated January 24, 1995, with respect to the cosolidated financial statements of Roadway Services, Inc. and subsidiaries incorporated by reference in the Roadway Services, Inc. Annual Report (Form 10-K) and related financial statement schedule included therein for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young, LLP
                                            ----------------------------
                                            ERNST & YOUNG LLP


Akron, Ohio
December 27, 1995